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                                                                    EXHIBIT 23.2

                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS


    We consent to the reference to our firm under the caption "Experts" and to the use of our report dated October 25, 2000, with respect to the statements of net assets sold of the GSI Lumonics Inc.'s Life Sciences Business as of December 31, 1998 and 1999 and the statement of net sales, cost of sales and direct operating expenses included in Amendment No. 1 to the Registration Statement (Form S-1 No. 33-55258) dated March 28, 2001 of Packard BioScience Company filed with the Securities and Exchange Commission.


                                          /s/ Ernst & Young
                                          Ernst & Young
                                          Chartered Accountants


March 23, 2001
Ottawa, Canada